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                                                                Exhibit 99.1

                                                           December 16, 1997


Strategic Acquisition Partners, LLC
20 North Wacker Drive
Suite 3118
Chicago, Illinois  60606

Ladies and Gentlemen:

         The undersigned ("Stockholder"), a stockholder of Central Reserve Life Corporation, an Ohio corporation (the "Company"), hereby agrees that Stockholder will appear (in person or by proxy) at any annual or special meeting of stockholders of the Company called to consider and vote on matters relating to the Stock Purchase Agreement, dated November 26, 1997 (the "Purchase Agreement"), between Strategic Acquisition Partners, LLC ("Partners") and the Company or otherwise cause all shares of common stock of the Company beneficially owned (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by the Stockholder (the "Shares") to be counted as present at such meeting for purposes of establishing a quorum and will vote or consent (or cause to be voted or consented) all of the Shares for which Stockholder has the power, right, option or ability to vote or direct the voting of in favor of (i) the transactions contemplated by the Purchase Agreement, (ii) the issuance by the Company of warrants to Peter Nauert and his designees pursuant to the Credit Agreement dated December 16, 1997 (the "Credit Agreement") between the Company and Partners and (iii) in favor of all other matters with respect thereto proposed at the annual or special meeting and against any proposal, action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Purchase Agreement or the Credit Agreement.

         Nothing herein shall prevent Stockholder from acting in accordance with any of his fiduciary duties as a director or officer of the Company or otherwise limit the ability of


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Strategic Acquisition Partners, LLC
December 16, 1997
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affiliates of Stockholder to take any action in any of their capacities as a director or officer of Company.

         The agreements made herein are for and in consideration of the representations, warranties, covenants and agreements set forth in the Purchase Agreement and the Credit Agreement.

         This Agreement (other than as to the matter in clause (ii) of the first paragraph hereof) will terminate in the event the Board of Directors of the Company accepts a Superior Proposal (as defined in the Purchase Agreement).


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